Exhiibt 10


                           NETWORK CARRIAGE AGREEMENT

         AGREEMENT, made as of December ___, 1999, by and between OLYMPUSAT, INC., a Florida corporation, with offices at 470 Columbia Drive, Suite 202A, West Palm Beach, Florida ("OlympuSAT"), and INDEPENDENT MUSIC GROUP, INC., a Delaware corporation, with offices at 71 Great Pasture Road, Redding, Connecticut 06896 ("IMG").

1. Definitions. The following terms shall have the respective meanings set forth below. All capitalized terms used in this Agreement shall have the meanings as defined in this Agreement.

         1.1 Affiliate System. Any cable, satellite master antenna television ("SMATV"), multipoint distribution service ("MDS"), or multichannel multipoint television distribution service ("MMDS"), which, at any time during the Term,
(a) receives multiple television signals which it is authorized to retransmit to viewers at single-family, multiple residential, and/or commercial locations via closed circuit paths (whether consisting of coaxial or fiber optic cable) or, in the case of MDS or MMDS, via microwave signal and (b) exhibits a package of OlympuSAT services that includes the IMG Network Signal.

         1.2 IMG Network Signal. The entire Independent Music Network signal as transmitted by IMG to OlympuSAT, including, without limitation, music-related information and entertainment programming, commercials, promotional or other announcements, copyright notices, credits, and billings.

         1.3 IMG Network Programming. The Independent Music Network programming provided to OlympuSAT by IMG for distribution by OlympuSAT.

         1.4 Launch Dates.

                  (1) Analog Launch Date: The initial date of IMG's transmission of the IMG Network Signal to OlympuSAT in analog format, as contemplated in this Agreement.

                  (2) Digital Launch Date: The initial date of IMG's transmission of the IMG Network Signal to OlympuSAT in digital format, as contemplated in this Agreement.

         1.5 Subscriber. Any person authorized by an Affiliate System to receive television programming. Without limiting the generality of the foregoing, and depending on the agreements between OlympuSAT and each of the Affiliate Systems, "Subscriber" may include each single-family dwelling (whether in a single-family or multi-unit building), hotel/motel guest room, hospital room, dormitory room, or individual prison cell. In addition, subject to any agreements between OlympuSAT and each Affiliate System, "Subscriber" may include lobbies, common areas, bars, restaurants and any such other establishments or areas to which the public may be admitted, business offices, retail establishments, day care centers, schools, colleges, universities, dormitories, prisons, nursing homes and other places which offer the opportunity for group (public) viewing of television programming. To the extent OlympuSAT, through the Affiliate Systems, provides television programming on a bulk-rate basis to multiple-unit residential
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buildings such as hotels, condominiums, apartment buildings, or hospitals, the number of Subscribers per bulk customer shall be calculated as determined by each Affiliate System.

         1.6 Term. The term of this Agreement shall commence on January 1, 2000, and end on January 1, 2005. The Term may be renewed under the same terms and provisions contained herein (except the rate of the Monthly Digital Per Subscriber Fees, which may be adjusted), by written notice from OlympuSAT at any time prior to the expiration of the Term.

         1.7 Attorneys' Fees. "Attorneys' Fees" shall include all attorneys' fees and costs incurred at the trial court level and all levels of appeal, all administrative hearings, and all mediation and arbitration proceedings.

         1.8 Responsible Officer. The president or a vice president of OlympuSAT.

2. Grant of Rights. Subject to the terms and conditions of this Agreement:

         2.1 Rights. With the exception of the distribution of the IMG Network Signal on any MSO (Multiple Systems Operation) specific closed platforms (examples of which include AT&T, H.I.T.S., and Time Warner Athena platforms), IMG hereby grants to OlympuSAT, and OlympuSAT hereby accepts, an exclusive license and right (a) to distribute, transmit, and exhibit (collectively, "distribute") the IMG Network Signal, as transmitted by IMG to OlympuSAT, during the Term and (b) to license and authorize any Affiliate System to authorize activation of the IMG Network Signal to any single-family dwelling (whether in a single-family or multi-unit building), hotel/motel guest room, hospital room, dormitory room, or individual prison cell and to lobbies, common areas, bars, restaurants and any such other establishments or areas to which the public may be admitted, business offices, retail establishments, day care centers, schools, colleges, universities, dormitories, prisons, nursing homes and other places which offer the opportunity for group (public) viewing of television programming.

         2.2 Other Programming. IMG acknowledges and agrees that other clients of OlympuSAT, including programmers and program suppliers which may compete with IMG, may also be purchasing services similar to those contemplated by this Agreement from OlympuSAT. IMG agrees that it shall have no claim whatsoever against OlympuSAT or any Affiliate System with respect to the distribution of any programming other than the IMG Network Signal, nor any right to restrict in any manner the distribution of any such programming by OlympuSAT or any Affiliate System, whether or not such programming is competitive with programming contained in the IMG Network Signal or any other activities or products of IMG.

3. Delivery, Reception, and Distribution of the IMG Network Signal.

         3.1 Notice of Launch Dates. IMG shall provide OlympuSAT with no less than thirty days prior written notice of the Analog Launch Date and the Digital Launch Date of its transmission of the IMG Network Signal to OlympuSAT.

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         3.2 Transmission and Encryption by IMG.

                  (1) The IMG Network Signal shall be transmitted to OlympuSAT by IMG by means of domestic communications satellite, dedicated fiber optic landline, or other industry-recognized standard of IMG's choice, or any combination of the foregoing, provided such transmission delivers a high quality signal. Any encryption of the IMG Network Signal shall be only in accordance with industry-recognized standards. IMG shall keep OlympuSAT apprised of the means IMG is using for transmission and encryption, if any, of the IMG Network Signal to OlympuSAT. Any and all costs of programming and distribution associated with producing and transmitting the IMG Network Signal to the OlympuSAT downlink facility shall be borne by and be the sole responsibility of IMG.

                  (2) As of the execution of this Agreement, IMG agrees to encrypt and transmit the IMG Network Signal to OlympuSAT by the means described on Exhibit A attached hereto, which IMG and OlympuSAT agree meets the standards set forth in Section (1) of this Section 3.2. IMG may change the means by which it encrypts and transmits the IMG Network Signal to OlympuSAT upon not less than sixty (60) days prior notice to OlympuSAT, or as soon as practicable if such change is due to any cause beyond IMG's reasonable control. If, at any time during the Term of this Agreement, the means by which IMG encrypts and transmits the IMG Network Signal to OlympuSAT is changed, and, as a result, OlympuSAT incurs additional expense in order to receive, descramble, and distribute the IMG Network Signal, OlympuSAT shall have the right to terminate this Agreement unless IMG agrees to provide OlympuSAT with either the necessary equipment to receive, descramble, and distribute the IMG Network Signal or agrees to reimburse OlympuSAT for the costs to convert its own equipment to do so.

         3.3 Reception by OlympuSAT. OlympuSAT shall provide such facilities as are necessary for OlympuSAT to receive and descramble (downlink) the IMG Network Signal and distribute (uplink) the IMG Network Signal for reception by Affiliate Systems.

         3.4 Cooperation with Respect to Quality of Signal. IMG and OlympuSAT shall cooperate in all efforts necessary to maintain a high quality signal transmission of the IMG Network Signal as received by Affiliate Systems.

         3.5 Protection of IMG Network Signal. OlympuSAT shall take reasonable precautions with respect to its arrangements with the Affiliate Systems to ensure that the IMG Network Signal is received only by parties who are Subscribers. OlympuSAT shall not sub-distribute the IMG Network Signal to any party (other than an Affiliate System), nor shall it authorize any third party (other than an Affiliate System) to distribute the IMG Network Signal. OlympuSAT shall not, and shall not authorize others to, receive or distribute any part of the IMG Network Signal by any means, whether now known or hereafter devised, except as specifically authorized hereunder. OlympuSAT shall not record or duplicate any part of the IMG Network Signal, nor authorize any other person to do so, except as expressly permitted in this Agreement, authorized in writing by IMG, or required by law. If OlympuSAT becomes aware that any unauthorized third party is receiving or distributing any part of the IMG Network Signal, OlympuSAT shall promptly notify IMG in writing of the name and address of such third party, to the extent the same is known to OlympuSAT. OlympuSAT shall have no obligation, however, to

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bring suit against any such third party with respect to such unauthorized reception or distribution or otherwise to take any action against such third party with respect thereto.

         3.6 Arrangements Between OlympuSAT and Affiliate Systems.

                  (1) Nothing contained in any arrangement between OlympuSAT and any Affiliate System shall limit, qualify, or alter the terms of this Agreement, including without limitation, the Monthly Digital Per Subscriber Fee and Monthly Analog Per Subscriber Fee. IMG shall have no rights, obligations, or liabilities with respect to any arrangement or agreement between OlympuSAT and any Affiliate System.

                  (2) OlympuSAT shall give IMG at least thirty (30) days' prior written notice of OlympuSAT's launching of the IMG Network Signal on any Affiliate System, provided, however, that any Affiliate System shall be deemed to be an Affiliate System as of the date of its launch or acquisition, whether or not OlympuSAT provides IMG with the requisite notice.

                  (3) Unless otherwise agreed by IMG, any arrangement between OlympuSAT and an Affiliate System shall provide for the provision of the IMG Network Signal to Subscribers of the Affiliate System on a basic, expanded basic, or migrated digital tier of service.

         3.7 IMG Network Signal to be Distributed Intact. All programming decisions with respect to IMG Network Programming shall be in IMG's sole discretion. OlympuSAT shall distribute the full IMG Network Signal, when and exactly as delivered to OlympuSAT, including all programming included in the IMG Network Signal and copyright notices and credits related to such programming, without any addition, commercial or other insertions, alterations or deletions of any kind. So long as OlympuSAT distributes the IMG Network Signal in an analog form, OlympuSAT and any Affiliate System shall have the right to utilize those portions of the available signal distribution capacity contained within the bandwidth of the IMG Network Signal (such signal distribution capacity commonly known as the "Vertical Blanking Interval" or "VBI") not in use by IMG to carry information as determined by OlympuSAT or the Affiliate System.

         3.8 OlympuSAT Distribution of the IMG Network Signal. Except as otherwise provided herein, OlympuSAT shall distribute the IMG Network Signal to the Affiliate Systems commencing on the first of the Analog Launch Date or the Digital Launch Date, and extending through the end of the Term. OlympuSAT shall distribute the IMG Network Signal as received by it in digital format on a full-time (i.e., seven days per week, 24 hours per day) basis and the IMG Network Signal as received by it in analog format on a part-time basis, seven days per week during any one or more of the time periods of 10:00 p.m. to midnight ET/PT; midnight to 6:00 a.m. ET/PT; or 7:00 p.m. to midnight ET/PT.

         3.9 Transfer of Affiliate System. In the event of any transfer of control or ownership of an Affiliate System by merger, consolidation, sale of shares or assets or otherwise, OlympuSAT shall use diligent efforts to cause the transferee of such Affiliate System to continue the carriage of the IMG Network Signal pursuant to an affiliation agreement with OlympuSAT.

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4. Minimum Subscriber Targets

         4.1 Minimum Digital Subscriber Target. OlympuSAT shall arrange, within the United States, full-time digital distribution of the IMG Network Signal to include: 500,000 Subscribers by the expiration of one year after the Digital Launch Date; 2,500,000 Subscribers by the expiration of two years after the Digital Launch Date; 4,000,000 Subscribers by the expiration of three years after the Digital Launch Date; 6,000,000 Subscribers by the expiration of four years after the Digital Launch Date; and 8,000,000 Subscribers by five years after the Digital Launch Date (collectively, the "Minimum Digital Subscriber Target").

         4.2 Minimum Analog Subscriber Target. Effective with the Analog Launch Date, OlympuSAT shall have arranged initial part-time analog distribution, in a minimum of ten (10) television markets within the United States, of the IMG Network Signal to include 1,000,000 Subscribers between the contiguous hours of 10:00 p.m. and midnight ET/PT and 1,000,000 Subscribers between the contiguous hours of midnight and 6:00 a.m. ET/PT. Additionally, OlympuSAT shall distribute the Network on a total part-time analog basis to a minimum of 5,000,000 Subscribers by the expiration of eight (8) months after the Analog Launch Date; and to a minimum of 10,000,000 Subscribers by the expiration of one (1) year after the Analog Date (collectively, the "Minimum Analog Subscriber Target"). The Minimum Analog Subscriber Target shall initially be in various distribution markets, which geographic markets and their average amount of subscribers shall include or be reasonably comparable to those distribution markets set forth on Exhibit B attached hereto, among others.

5. Fees and Reports.

         5.1 Monthly Digital Subscriber Fee. IMG shall owe, and hereby agrees to pay, to OlympuSAT with respect to each calendar month during the Term a monthly fee (the "Monthly Digital Subscriber Fee") equal to (1) $0.04167 (the "Monthly Digital Per Subscriber Fee"), multiplied by (2) the aggregate number of Subscribers who received transmission of the IMG Network Signal in a digital format during such calendar month. Within fifteen (15) days of receipt of the Monthly Subscriber Reports, as contemplated by Section 5.8, IMG shall pay OlympuSAT (in addition to payment of the Monthly Digital Transport Fee and Monthly Digital Play Back Fees) the Monthly Digital Subscriber Fee for the months(s) reported in the Monthly Subscriber Report(s), based on the number of Subscribers reported therein who received transmission of the IMG Network Signal in a digital format. The Monthly Digital Subscriber Fees payable pursuant to this Section 5.1 shall be prorated for any partial month occurring during the period between the Digital Launch Date and the end of the Term, based in each case on a month of thirty (30) days.

         5.2 Monthly Analog Subscriber Fee. IMG shall owe, and hereby agrees to pay, to OlympuSAT with respect to each calendar month during the Term a monthly fee (the "Monthly Analog Subscriber Fee") equal to (1) $0.02 multiplied by the aggregate number of Subscribers who received transmission of the IMG Network Signal in analog format from 10:00 p.m to midnight ET/PT during such calendar month; (2) $0.025 multiplied by the aggregate number of Subscribers who received transmission of the IMG Network Signal in analog format from midnight to 6:00 a.m. ET/PT during such calendar month; and (3) $0.050 multiplied by the

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aggregate number of Subscribers who received transmission of the IMG Network
Signal in analog format from 7:00 p.m. to midnight ET/PT during such calendar month, subject to annual rate increases, as determined by OlympuSAT within its sole and absolute discretion, but not exceeding 15% per year. The per Subscriber rates set forth in the foregoing sentence are hereinafter referred to as the "Monthly Analog Per Subscriber Fees." Within fifteen (15) days of receipt of the Monthly Subscriber Reports, as contemplated by Section 5.8, IMG shall pay OlympuSAT (in addition to payment of the Monthly Analog Transport Fee and Monthly Analog Play Back Fees) the Monthly Analog Subscriber Fee for the months(s) reported in the Monthly Subscriber Report(s), based on the number of Subscribers reported therein who received transmission of the IMG Network Signal in an analog format. The Monthly Analog Subscriber Fees payable pursuant to this
Section 5.2 shall be prorated for any partial month occurring during the period between the Analog Launch Date and the end of the Term, based in each case on a month of 30 days.

         5.3 Advance Payment. IMG shall, on or before the later of December 10, 1999, or one week after the completion by IMG of reasonable due diligence (which date shall in no event be later than December 17, 1999, but which date may be extended upon mutual written agreement by IMG and OlympuSAT), pay to OlympuSAT a non-refundable amount ("Advance Payment") equal to two months of each of the Monthly Transport Fees and Monthly Play Back Fees. The Advance Payment shall be based on the rates of part-time analog carriage, if the Digital Launch Date is not scheduled to occur within thirty (30) days prior to December 10, 1999, otherwise the Advance Payment shall be based on the rates of digital carriage. Upon notice to OlympuSAT of the Digital Launch Date pursuant to Section 3.1 above, IMG shall, within thirty (30) days before the Digital Launch Date, pay to OlympuSAT the difference between the Advance Payment based on the rates of digital carriage and the Advance Payment based on the rates of part-time analog carriage. In the event the Analog Launch Date or the Digital Launch Date of the IMG Network Signal does not occur on or before May 30, 2000, OlympuSAT shall be entitled to retain the Advance Payment. If the Analog Launch Date or the Digital Launch Date of the IMG Network Signal does occur by May 30, 2000, as contemplated in this Agreement, the Advance Payment shall be applied to the first month's Monthly Transport Fees and Monthly Play Back Fees due under this Agreement, as applicable under the rates for analog or digital carriage. The balance of the Advance Payment shall be retained by OlympuSAT in an interest bearing account established by OlympuSAT and, together with interest earned thereon (less applicable taxes incurred by OlympuSAT in connection with such interest), shall be applied to any and all amounts payable by IMG to OlympuSAT upon expiration or termination of this Agreement or any extension thereof. Upon satisfaction of all amounts payable by IMG to OlympuSAT upon expiration or termination of this Agreement or any extension thereof, the balance of the Advance Payment in excess of such amounts payable by IMG shall promptly be returned to IMG, together with any applicable interest earned thereon.

         5.4 Transport Fees. Commencing on the first day of the month during which the first of the Digital Launch Date or the Analog Date occurs and continuing on or before the first day of each month thereafter, IMG shall pay monthly in advance to OlympuSAT, in consideration for carriage on the OlympuSAT transponder service during such month: (i) $45,000 per month, for part-time analog carriage, if applicable, as contemplated hereby ("Monthly Analog Transport

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Fee"); or (ii) $70,000 per month for full-time twenty-four hour digital carriage and part-time analog carriage, as contemplated by this Agreement ("Monthly Digital Transport Fee"). (The Monthly Analog Transport Fee and the Monthly Digital Transport Fee shall be referred to, collectively, as the "Monthly Transport Fees"). The Monthly Transport Fees payable pursuant to this Section
5.4 shall be prorated for any partial month occurring during the period between the first of the Digital Launch Date or the Analog Date and the end of the Term, based in each case on a month of thirty (30) days.

         5.5 Play Back Fees. Commencing on the first day of the month during which the first of the Digital Launch Date or the Analog Date occurs and continuing on or before the first day of each month thereafter, IMG shall pay monthly in advance to OlympuSAT, in consideration for tape play back services provided by OlympuSAT to IMG during such month, (i) $10,000 per month, for part-time analog transmission, where applicable, as contemplated herein ("Monthly Analog Play Back Fees"); or (ii) $20,000 per month for full-time 24-hour digital transmission and part-time analog carriage, as contemplated by this Agreement ("Monthly Digital Play Back Fees"). (The Monthly Analog Play Back Fee and the Monthly Digital Play Back Fee shall be referred to, collectively, as the "Monthly Play Back Fees"). The Monthly Play Back Fees payable pursuant to this Section 5.5 shall be prorated for any partial month occurring during the period between the first of the Digital Launch Date or the Analog Date and the end of the Term, based in each case on a month of thirty (30) days.

         5.6 Late Payments. Any payment not made by IMG to OlympuSAT on or before the date due under this Agreement, including, without limitation, amounts payable by IMG pursuant to Section 5.9, shall accrue interest at the rate of one percent per month, until such payment is paid in full.

         5.7 Transmission Interruptions and Performance Failures

                  (1) Transmission Interruption. A loss or degradation of the transmission of the IMG Network Signal by OlympuSAT to any Affiliate System below the performance requirements set forth in this Agreement shall be defined as a "Transmission Interruption."

                  (2) Transmission Interruption Allowances. If a Transmission Interruption shall occur which is not the responsibility of IMG, a pro rata allowance shall be credited ("Transmission Interruption Credit") against the applicable Monthly Digital Subscriber Fee or Monthly Analog Subscriber Fee, as applicable, payable by IMG, subject to the following conditions:

                           (a) Minimum Transmission Interruption Allowances. No allowance shall be credited for Transmission Interruptions of less than one-fourth hour duration, except to the extent that such Transmission Interruptions aggregate more than two hours per month. Transmission Interruptions of one-fourth hour or more and interruptions of less than one-fourth hour which exceed the two hour aggregation per month shall be subject to the crediting provisions of this Section 5.7
                                (2).

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                           (c)  Determination of Transmission Interruption
                                Credits. In determining Transmission
                                Interruption Credits, each month shall be considered as having 30 days, and total Transmission Interruption Credits in any one month aggregating less than $50 shall be disregarded.

                  (2) Sole remedy. Except as otherwise provided in this Agreement, the provisions of this Section 5.7 provide the sole remedy of IMG for Transmission Interruptions not attributable to a breach by OlympuSAT of its other obligations under this Agreement.

         5.8 Reports.

                  (1) Monthly Subscriber Reports. OlympuSAT shall, within ten
(10) business days of receiving such information from any Affiliate System, report to IMG, in writing, the total numbers of monthly Subscribers receiving transmission through such Affiliate System of the IMG Network Signal in each of digital and analog formats.

                  (2) Quarterly Reports. OlympuSAT shall submit to IMG, within sixty (60) days after the end of each calendar quarter of the Term, a certificate (substantially in the form attached hereto as Exhibit C) signed by a Responsible Officer (the "Official Certificate"), reporting as of the last day of such calendar quarter, the following information:

                           (a) for each Affiliate System, the total number of
Subscribers, as reported by the Affiliate System;

                           (b) for all Affiliate Systems, the aggregate number
of Subscribers, as reported by the Affiliate Systems; and

                           (c) such other information as may reasonably be
requested by IMG.

If this Agreement terminates on any date other than at the end of a calendar quarter, OlympuSAT shall, within sixty (60) days of such termination, supply the Official Certificate as of and with respect to the period ending on the date of termination. This obligation shall survive the termination of this Agreement.

         5.9 Sales and Use Taxes, Etc. All amounts payable by IMG under this Agreement, including, without limitation, the Advance Payment, Monthly Digital Subscriber Fees, Monthly Analog Subscriber Fees, Monthly Digital Transport Fees, Monthly Analog Transport Fees, Monthly Digital Play Back Fees, Monthly Analog Play Back Fees, Attorneys' Fees, and interest, do not include any federal, state, or local sales or use taxes or other applicable fees which may now or hereafter may be levied on any such payments or services provided by OlympuSAT to IMG under this Agreement. The responsibility for payment of any such taxes or fees shall be borne entirely by IMG, and IMG shall, upon receipt of OlympuSAT's invoice therefor, pay to OlympuSAT, simultaneously with the payment to which they relate or as may otherwise be agreed, the amount of any such taxes or fees required to be paid by OlympuSAT in connection with the transactions contemplated by this Agreement.

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         5.10 IMG's Cure of Discontinuation of Transmission of IMG Network
Signal. Upon receipt by OlympuSAT of written notice from any Affiliate System that it intends to discontinue transmission of the IMG Network Signal to that Affiliate's Subscribers, with the exception of any situation arising from or relating to a dispute between such Affiliate and OlympuSAT, OlympuSAT shall use diligent efforts to provide IMG with at least ten (10) days prior written notice of such discontinuation. Any reasonable sums paid by IMG to any Affiliate System which result in the reinstatement of the distribution of the IMG Network Signal to that Affiliate System's Subscribers shall be credited to amounts due by IMG to OlympuSAT under this Agreement.

         6. Promotional and Sales Support Materials. IMG shall provide to OlympuSAT necessary promotional and sales support materials, including, without limitation, brochures, "air ready" promotional radio and video spots, print copy, and any other material that may be required to promote the IMG Network.

         7. IMG Rights in Name. OlympuSAT acknowledges that the IMG name and mark and certain other names and marks, including, without limitation, the names of certain programs which are included on the IMG Network Signal, are the exclusive property of IMG and its program suppliers and that OlympuSAT has not and will not acquire any proprietary rights therein or in any of the contents of the IMG Network Signal by reason of this Agreement or by reason of OlympuSAT's performance pursuant to this Agreement. OlympuSAT and Affiliate Systems may refer to "Independent Music Group," "Independent Music Network," "Independent Music Channel" "IMG, `IMN," "IMC,"and other names and marks of IMG only if it is clear that such names and marks are service marks for the programs and program services of IMG which OlympuSAT distributes. Uses of such names and marks by OlympuSAT or Affiliate Systems in a factual manner in routine promotional materials such as radio and video promotional spots, print copy, program guides, program listings, and bill stuffers shall hereby be deemed approved unless IMG notifies OlympuSAT otherwise. OlympuSAT shall not publish or disseminate any material which violates any restrictions imposed by IMG or IMG's program suppliers that have been delivered by IMG to OlympuSAT in writing at least fifteen (15) days prior to such use.

8. Representations and Warranties.

         8.1 Authority; Binding Effect. OlympuSAT and IMG each represents and warrants to the other that (1) it has the authority to enter into this Agreement and to perform all of its obligations hereunder; (2) this Agreement has been executed and delivered by its duly authorized representative; and (3) this Agreement constitutes its binding obligation, enforceable against it in accordance with its terms.

         8.2 Necessary Rights. IMG represents and warrants to OlympuSAT that, where necessary, it has through-to-the-viewer music performance licenses with ASCAP, BMI and SESAC granting to IMG the non-exclusive right to perform, transmit and cause to be exhibited, in connection with the transmission and distribution of the IMG Network Signal, ASCAP, BMI

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and SESAC music. Without limiting the foregoing, IMG has secured or will secure, prior to delivery of the IMG Network Signal to OlympuSAT, all rights necessary to enable OlympuSAT to exercise its rights hereunder with respect to the distribution of the IMG Network Signal and its contents without thereby incurring obligations or liabilities to anyone, excepting only distribution costs which OlympuSAT has expressly agreed to pay and assume pursuant to the other provisions of this Agreement.

         8.3 Agreement with Satellite Company. OlympuSAT represents and warrants to IMG that OlympuSAT is a party to a valid and enforceable underlying agreement with a satellite company, enabling OlympuSAT to perform its obligations pursuant to the terms of this Agreement.

9. Indemnification.

         9.1 Breaches of Agreement. OlympuSAT and IMG each agrees to indemnify, defend, and hold harmless the other party, its parent, subsidiary and affiliated companies and entities and their respective officers, directors, employees and agents from and against any and all damages, liabilities, costs and expenses (including reasonable Attorneys' Fees) arising out of any breach of any of its respective representations or obligations pursuant to this Agreement. The provisions of this Section 9.1 shall apply, without limitation, to claims brought by either party hereto against the other. If either OlympuSAT or IMG brings an action against the other in order to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable Attorneys' Fees in addition to any other available remedy.

         9.2 Additional Indemnity by IMG. IMG agrees to indemnify, defend, and hold OlympuSAT, its parent, subsidiary and affiliated companies and entities and their respective officers, directors, employees and agents harmless from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable Attorneys' Fees) arising out of the distribution, pursuant to this Agreement, of the material contained in the IMG Network Signal, to the extent that such claims, damages, liabilities, costs and expenses are: (i) based upon alleged libel, slander, defamation, invasion of the right of privacy, or violation or infringement of copyright or literary or dramatic rights arising out of the content of the IMG Network Signal; or (ii) based upon the authorized distribution by OlympuSAT of IMG Network Programming, without any deletions by OlympuSAT except as required by IMG.

         9.3 Additional Indemnity by OlympuSAT. OlympuSAT agrees to indemnify, defend, and hold IMG, its parent, subsidiary and affiliated companies and entities and their respective officers, directors, employees and agents harmless from and against any and all claims, damages, liabilities, costs, and expenses (including reasonable Attorneys' Fees) incurred in connection with any claim against IMG arising out of OlympuSAT's use of promotional or advertising material (other than material supplied to OlympuSAT by IMG or created by OlympuSAT and approved by IMG and used in a manner approved by IMG) or any claim by any Affiliate System, Subscriber, or other person arising out of OlympuSAT's distribution of the IMG Network Signal (except for claims for which IMG is obligated pursuant to Section 9.2 to indemnify OlympuSAT).

         9.4 Indemnification Procedures. OlympuSAT and IMG shall be obligated to indemnify the other party hereunder only if such other party gives the indemnifying party prompt notice of any claim or litigation to which the indemnifying party's indemnity applies, it being agreed that the indemnifying party shall have the right to assume the defense of any or all claims or litigation to which its indemnity applies and that the indemnified party will cooperate fully with the indemnifying party in such defense, settlement or other disposition of such claim or litigation and shall have the right, but not the obligation, to be represented by its own counsel, at its own cost and expense.

         9.5 Collection of Amounts Due. If OlympuSAT engages the services of collection agencies or independent legal counsel to collect past due fees owed by IMG under this Agreement, it shall be entitled to full reimbursement from IMG for all costs incurred in any such collection efforts, including, but not limited to, collection agency fees, court costs, Attorneys' Fees, and costs of enforcing any judgment.

10. Termination.

         10.1 Breach or Misrepresentation. Either OlympuSAT or IMG, in addition to whatever other remedies it may have, may elect to terminate this Agreement and be relieved of any further liabilities and obligations hereunder (except as otherwise provided herein), if the other has made any misrepresentation herein or breaches any of its obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not cured within thirty (30) days of such notice or such misrepresentation or breach is material and has not been or cannot be cured within fifteen (15) business days of such notice.

         10.2 Changes in Law. If after the date of this Agreement there is an adjudication by a court of competent jurisdiction or an enactment of legislation by a duly empowered legislative or administrative body that regulates the terms and conditions that govern the distribution of the IMG Network Signal, or that substantially impacts or prohibits OlympuSAT or Affiliate Systems from distributing the IMG Network Signal as contemplated herein, then the impacted party may, upon notice to the other party (the "Notice of Renegotiation"), request a renegotiation of any terms and conditions of this Agreement which pertain to the subject matter of such adjudication, enactment or regulation. In such event, the parties shall renegotiate such affected terms in good faith. If within thirty (30) days of the date of the Notice of Renegotiation the parties have not agreed in writing on such renegotiated terms, the impacted party may, within five (5) business days thereafter, notify the other party that his Agreement shall be terminated effective as of the sixtieth (60th) day following the date of the Notice of Renegotiation.

         10.3 Bankruptcy and Related Matters. If either party hereto should do any of the following (each of which shall constitute a "Bankruptcy Default"):

                  (1) file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended (the "Bankruptcy Code"), or any other applicable federal or state bankruptcy law or other similar law (collectively, "Any Bankruptcy Law"); or

                  (2) consent or become subject to the institution of proceedings under Any Bankruptcy Law or to the filing of any petition thereunder or to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of it or of any substantial part of its property; or

                  (3) fail generally to pay its debts as such debts become due or otherwise insolvent; or

                  (4) take any corporate action in furtherance of any aforesaid action; or

                  (5) become the subject of a decree or order by a court having jurisdiction in the premises for relief in respect of it (and such decree or order shall continue unstayed and in effect for a period of 60 consecutive days)
(i) under Any Bankruptcy Law, (ii) appointing a receiver, liquidator, assignee, trustee, sequestrator or similar official of it or of any substantial party of its property, or (iii) ordering the winding-up or liquidation of its affairs; or

                  (6) pursuant to Any Bankruptcy Law have its rights hereunder become exercisable by a trustee or debtor-in-possession who elects to reject this Agreement; then, in the event of a Bankruptcy Default by either party hereto, the other party shall, at its option, have the right to terminate this Agreement immediately by sending written notice of such termination, whereupon all of such other party's obligations hereunder shall cease. In addition to any other rights and remedies available hereunder, if this agreement is assumed in the course of either party's bankruptcy case by a trustee or debtor-in-possession pursuant to Section 365 of the Bankruptcy Code, the other party shall be entitled to recover as a part of the default to be cured by such trustee or debtor-in-possession any Attorneys' Fees paid or incurred by such other party in attempting to remedy a breach by the party in Bankruptcy Default hereunder prior to such party's filing of a petition under the Bankruptcy Code or in effecting an assumption of this Agreement by such party's trustee or debtor-in-possession.

         10.4 Termination by OlympuSAT. OlympuSAT, in addition to whatever other remedies it may have, may elect to terminate this Agreement and be relieved of any further liabilities and obligations hereunder (except as otherwise provided herein) if (1) IMG's programming of the IMG Network Signal or any portion thereof does not meet all reasonable and applicable industry standards and practices concerning the quality of programming, contains obscene materials, contains material that may be categorized as adult services, or is offered to Subscribers on a pay per view basis or as a premium service; (2) IMG announces it intent to discontinue or discontinues, for a period in excess of three consecutive days, production or distribution of the IMG Network Signal; (3) OlympuSAT permanently discontinues all of its television programming distribution operations; (4) the Analog Launch Date of IMG's transmission of the IMG Network Signal to OlympuSAT, as contemplated in this Agreement, does not occur on or before May 30, 2000; or (5) IMG does not pay the Advance Payment to OlympuSAT by December 17, 1999, unless otherwise agreed in writing by both OlympuSAT and IMG. With respect to subparagraphs (1) through (3) of this Section 10.4, OlympuSAT shall use diligent efforts to provide IMG with at least sixty
(60) days' prior written notice of any such events of termination.

         10.5 Termination by IMG. IMG, in addition to whatever other remedies it may have, may elect to terminate this Agreement and be relieved of any further liabilities and obligations hereunder (except as otherwise provided herein) if
(1) IMG discontinues production or distribution of the IMG Network Signal; or
(2) OlympuSAT permanently discontinues all of its television programming distribution operations. IMG shall use diligent efforts to give OlympuSAT at least sixty (60) days' prior written notice of any termination pursuant to this
Section 10.5.

         10.6 Effect of Termination. Notwithstanding any termination or expiration of this Agreement, the provisions of Sections 5.8 and 9 hereof shall survive and continue in full force and effect after such termination or expiration.

11. Miscellaneous.

         11.1 Rights Retained by IMG. All rights not specifically granted to OlympuSAT hereunder in and to the IMG Network Signal and the content thereof are reserved to IMG for IMG's sole and exclusive use, disposition and exploitation. This shall be deemed to preclude, without limitation, OlympuSAT from: (i) sublicensing or subdistributing any right or license granted OlympuSAT hereunder, except as contemplated by this Agreement; or (ii) exhibiting or distributing the IMG Network Signal or the contents thereof by any means other than those granted OlympuSAT hereunder and in accordance with all of the terms and conditions of this Agreement.

         11.2 Notices. All notices, statements and other communications given hereunder shall be made in writing by personal delivery, overnight courier, or certified mail (return receipt requested), addressed to the other as aforesaid. Except as otherwise specified herein, all notices sent to IMG under this Agreement shall be directed to the attention of: James Fallacaro, President, Independent Music Group, Inc., 71 Great Pasture Road, Redding Connecticut 06896, and all notices sent to OlympuSAT hereunder shall be directed to the attention of: Thomas Mohler, President, OlympuSAT, Inc., 470 Columbia Drive, Suite 202A, West Palm Beach, Florida 33409.

         11.3 Assignment; Binding Effect.

                  (1) Except as provided herein, neither this Agreement nor any rights hereunder may be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld. Except as provided herein, any purported assignment without such consent shall be null and void.

                  (2) Subject to the provisions of clause (1) of this Section 11.3, this Agreement and the rights and obligations of the parties hereunder shall be binding upon and shall inure to the benefit of IMG and OlympuSAT and their respective legal representatives, successors in interest, and assigns.

                  (3) OlympuSAT and IMG shall each notify the other, as far in advance as possible, but not less than 30 days prior to any transfer of control or their ownership by merger, consolidation, sale of shares or assets, or otherwise. In the event of any such transfer,

OlympuSAT or IMG shall, subject to the provisions of clause (1) of this Section 11.3, cause the transferee to accept an assignment of all the provisions of this Agreement.

         11.4 No Waiver. Any waiver by either OlympuSAT or IMG of any breach of any term or condition hereof or of any remedies hereunder shall be effective only if in writing and duly executed by the waiving party and such writing shall not be deemed to be a waiver of any subsequent or other breach, term, or condition of this Agreement.

         11.5 Entire Agreement. With respect to the subject matter of this Agreement, this Agreement sets forth and constitutes the entire agreement between OlympuSAT and IMG; and it supersedes and replaces all prior understandings and communications, oral or written, between OlympuSAT and IMG and all of their respective affiliates, subsidiaries, or parent and each of their respective officers, directors, partners, employees, representatives, agents, successors and assigns.

         11.6 Amendments. Each of OlympuSAT and IMG acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless expressly set forth in a written instrument signed by a duly authorized representative of the party to be charged therewith and dated subsequent to the date of the execution and delivery of this Agreement.

         11.7 Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any third party, and no third party (including, without limitation, any Subscriber) shall be deemed to have any privity of contract with either of OlympuSAT or IMG or be deemed to be a third party beneficiary hereof.

         11.8 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be wholly performed within such jurisdiction by residents of such jurisdiction.

         11.9 Exclusive Jurisdiction. It is expressly agreed and understood by OlympuSAT and IMG that the Circuit Court of Palm Beach County, Florida shall have the sole and exclusive jurisdiction over all controversies, proceedings, or other actions arising out of or in any manner related to this Agreement, and in any such actions, OlympuSAT and IMG each agree to submit to the personal jurisdiction of the Circuit Court of Palm Beach County, Florida.

         11.10 Confidentiality. Both OlympuSAT and IMG and all of their respective parents, subsidiaries, and affiliates and each of their officers, directors, employees, and agents have maintained and will maintain in confidence the terms and provisions of this Agreement, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired, devised or developed in any manner by either party from the other's agents, personnel, or files (collectively, "Confidential Information"), and neither OlympuSAT nor IMG has revealed or will reveal any Confidential Information to any persons not employed by it, except: (1) at the written direction of the party who provided such Confidential Information; (2) to the extent necessary to comply with any applicable federal, state, and/or local laws, to comply with any regulatory requirements or mandates, or to comply with a valid order of a court of competent jurisdiction, in which event the disclosing party shall notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall in all cases seek confidential treatment of such Confidential Information; (3) as part of its normal reporting or review procedure to its parent company, accountants, auditors, and its attorneys, provided such parent company, accountants, auditors and attorneys agree to be bound by the provisions of this Section 11.10; (4) as part of normal and customary due diligence in seeking potential acquisition, merger, joint venture or strategic alliance and/or investment partners or suitors, provided such receiving party agree to be bound by the provisions of this Section 11.10; or
(5) as necessary or appropriate in order to enforce its rights under this Agreement.

         11.11 Force Majeure; Consequential Damages. Notwithstanding any other provision of this Agreement, neither IMG nor OlympuSAT shall have any liability to the other or any other person with respect to any failure of the IMG Network Signal to be delivered to OlympuSAT, any Affiliate System, or any Subscriber if such failure is due to any of the following events: (1) any satellite or transponder failure; (2) the failure of any other equipment owned or maintained by others; (3) any labor dispute, fire, flood, riot, legal enactment, government regulation, act of God; or (4) any other cause beyond the reasonable control of IMG or OlympuSAT, as the case may be. In any such case, the parties' time for performance under this Agreement, to the extent affected by any of the foregoing, shall be correspondingly extended. Notwithstanding any other provision of this Agreement, neither party hereto shall be liable to the other for incidental, consequential, or special damages (such as, but not limited to, loss of profits or revenues or damage to or loss of personal property).

         11.12 Nature of Relationship. Nothing in this Agreement shall create any joint venture, franchisee-franchisor or principal-agent relationship between the parties hereto, and neither party hereto shall hold itself out in its advertising or otherwise in any manner which would indicate any such relationship.

         11.13 Tax Liability. Except as set forth in Section 5.9, IMG shall not be liable for, and OlympuSAT shall pay and forever indemnify, defend, and hold IMG harmless from, any and all sales, use, excise, income, franchise, corporate, and similar taxes (including, without limitation, any fees payable to local or state authorities) and other charges which are or may be imposed upon or assessed against OlympuSAT or any Affiliate System and/or which are based upon or measured by revenues derived by OlympuSAT from the exploitation of the rights granted to OlympuSAT pursuant to this Agreement, including, without limitation, any tax or charge based upon any goods or services furnished to OlympuSAT by IMG, which goods and services are then passed on to the Subscribers.

         11.14 Headings. The headings used herein are for convenience of reference only, are not part of this Agreement, and are not to affect the interpretation or construction of any provision of this Agreement.

         11.15 Review, Execution, and Delivery of Agreement. OlympuSAT and IMG hereby represent and warrant that each of them has been represented by independent legal counsel and has had available to it the advice of such counsel in connection with its negotiation, execution, and delivery of this Agreement. The terms of this Agreement were negotiated at arm's length and were prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by either of OlympuSAT or IMG upon the other. The execution and delivery of this Agreement is the free and voluntary act of each of OlympuSAT and IMG.

         11.16 Express Condition Precedent to IMG's Performance. Notwithstanding anything to the contrary contained herein, IMG's performance under this Agreement, including but not limited to payment of the Advance Payment more particularly described at Section 5.3 of this Agreement, shall be subject to the completion of reasonable due diligence concerning OlympuSAT to the satisfaction of IMG. IMG expressly reserves the right to terminate this Agreement, being relieved of all liabilities and obligations contained herein, if IMG determines in its sole discretion that the results of said due diligence are unsatisfactory. Satisfactory completion of IMG's due diligence shall only be evidenced by written acknowledgement by the president of IMG.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


OLYMPUSAT, INC., a Florida corporation       INDEPENDENT MUSIC GROUP, INC.,
                                             a Delaware corporation


By: /s/ Thomas Mohler                        By: /s/ James Fallacaro
    ------------------------------               -------------------------------
    Thomas Mohler, President                     James Fallacaro, President

                                    EXHIBIT A

                           ENCRYPTION AND TRANSMISSION
                       OF IMG NETWORK SIGNAL TO OLYMPUSAT

                  IMG shall transmit to OlympuSAT the IMG Network Signal, without encryption, by providing to OlympuSAT tapes for playback, which tapes shall be provided to OlympuSAT in a Beta or Beta SP format, which format (and duration) will be determined by subsequent agreement by and between OlympuSAT and IMG.

                                    EXHIBIT B

Market                                Subscribers
Albany               NY                              125,000
Anchorage            AS                               65,000
Atlanta              GA                              624,000
Baltimore            MD                              120,000
Charleston           SC                               85,000
Cincinnati           OH                              220,000
Columbus             OH                               92,000
Detroit              MI                              130,000
Hagerstown           MD                               40,000
Jacksonville         FL                               90,000
Lacrosse             WI                               18,500
Milwaukee            WI                              450,000
Salt Lake City       UT                              670,000
San Antonio          TX                              205,000
San Diego            CA                              200,000
Santa Barbara        CA                               70,000
Savannah             GA                               70,000
Sioux City           IA                               27,000

   Note: The above list does not include DBS subscribers which are nationally dispersed.

                                    EXHIBIT C

                 [OFFICIAL CERTIFICATE ON OLYMPUSAT LETTERHEAD]



                                                             [Date]


James Fallacaro, President
INDEPENDENT MUSIC GROUP, INC.
71 Great Pasture Road
Redding, CT 06896

Re:      Official Certificate

Pursuant to Section 5.8(2) of the agreement dated November __, 1999 between OlympuSAT, Inc. ("OlympuSAT") and Independent Music Group, Inc. (the "Agreement"), OlympuSAT hereby reports the following information for the calendar quarter ended ______, ___:

         (a) For each Affiliate System, as defined in the Agreement, the total number of Subscribers, as reported by the Affiliate System was ________________.

         (b) For all Affiliate Systems, as defined in the Agreement, the aggregate number of Subscribers, as reported by the Affiliate Systems was
________________.

         (c) Any such other information as may reasonably be requested by IMG.

         OlympuSAT represents and warrants that based on the information provided to it by the Affiliates and to the best of OlympuSAT's knowledge, the above information is true and correct as of the date indicated.


                                             OLYMPUSAT, INC.


                                             By:
                                                 ----------------------------